Exhibit 1

PRESS RELEASE

Gentium Announces Presentation of Defibrotide Clinical Data at the American Society of Hematology Annual Meeting

VILLA GUARDIA (Como), Italy, November 16, 2009 (BUSINESS WIRE) – Gentium S.p.A. (Nasdaq: GENT) announced today that results from the Company’s Phase II/III Pediatric Prevention trial and Phase III Treatment trial for Defibrotide of Hepatic Veno-Occlusive Disease will be presented at American Society of Hematology Conference (ASH), December 5-8 in New Orleans.

The results of these trials will be highlighted in two separate oral presentations on Monday, December 7, 2009 during the session, “Clinical Care - Transplantation Regimen Toxicities and Engraftment: Novel Approaches to Predict, Assess and Reduce Transplant Related Organ Toxicities”  in the Ernest N. Morial Convention Center, 353-355.  Details are as follows:

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“Defibrotide (DF) for the Prevention of Hepatic Veno-Occlusive Disease (VOD) in Pediatric Stem Cell Transplantation: Results of a Prospective Phase II/III Randomized, Multicenter Study” to be presented at 5:30 PM CT by Selim Corbacioglu, M.D., Pediatrics, University of Ulm, Germany

Abstract: http://ash.confex.com/ash/2009/webprogram/Paper22303.html

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“Defibrotide (DF) in the Treatment of Severe Hepatic Veno-Occlusive Disease (VOD) with Multi-Organ Failure (MOF) Following Stem Cell Transplantation (SCT): Results of a Phase 3 Study Utilizing a Historical Control” to be presented at 5:45 PM CT by Paul G. Richardson, M.D., Dana-Farber Cancer Institute, Boston, MA

Abstract: http://ash.confex.com/ash/2009/webprogram/Paper22224.html

Defibrotide will also be featured in the press conference entitled, “Transplantation: Preventing Complications and Improving Outcomes” on Saturday, December 5th from 2:00 PM - 3:00 PM CT in the Ernest N. Morial Convention Center, Room 350.

Gentium S.p.A., located in Como, Italy, is a biopharmaceutical company focused on the development and manufacture of drugs to treat and prevent a variety of diseases and conditions, including vascular diseases related to cancer and cancer treatments.  Defibrotide, the Company’s lead product candidate, is an investigational drug that has been granted Orphan Drug status by the U.S. FDA and Orphan Medicinal Product Designation by the European Commission both to treat and to prevent VOD and Fast Track Designation by the U.S. FDA to treat VOD.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements.” In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms and other comparable terminology. These statements are not historical facts but instead represent the Company's belief regarding future results, many of which, by their nature, are inherently uncertain and outside the Company's control. It is possible that actual results may differ materially from those anticipated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect future results, see the discussion in our Form 20-F filed with the Securities and Exchange Commission under the caption “Risk Factors.”

Contacts:
Gentium S.p.A.
Gary Gemignani, +1 212-332-1666
Chief Financial Officer
ggemignani@gentium.com

The Trout Group
Marcy Nanus, +1 646-378-2927
mnanus@troutgroup.com

Lifonti & Company
Luca Ricci Maccarini, +39 02 7788871
luca.maccarini@lifonti.it